Exhibit 99.1

Zion Oil & Gas Launches a New Unit Program to Support Additional Testing Required to Evaluate Reservoir Potential

Zion Oil & Gas Administrative Update

DALLAS and CAESAREA, Israel – August 21, 2018 – Zion Oil & Gas, Inc. (NASDAQ: ZN) gives further guidance of operational and administrative plans as it announces a new Unit Program under its ongoing Direct Stock Purchase Plan (DSPP).

“Following up on the detailed operational update that was released on August 16th, we reiterate the fact that there is a lot of work left to be done to determine the commerciality of the Megiddo-Jezreel #1 (MJ #1) well,” says Dustin L. Guinn, Zion’s President and Chief Operations Officer.

Zion has only tested approximately 220 feet of a well that was drilled to a total depth of over 16,600 feet, or less than 1.5% of the total measured depth. Zion emphasizes that there are multiple zones that may be capable of yielding material amounts of hydrocarbons over the 16,000 feet of geologic column not yet tested. We believe it is imperative to further explore the well’s potential based upon independent 3rd party petrophysical analysis that suggests the existence of hydrocarbons within MJ #1.

NEW UNIT PROGRAM

Zion is launching a Unit Program where each Unit (priced at $250.00) is comprised of:

•	A certain number of shares of Common Stock determined by dividing $250.00 (the price of one Unit) by the average of the high and low sale prices of the Company’s publicly traded common stock as reported on the Nasdaq on the Unit Purchase Date, and
•	25 common stock purchase warrants. Each warrant (symbol “ZNWAJ”) affords participants the opportunity to purchase one share of ZN common stock at a warrant exercise price of $1.00.

The warrants will first become exercisable on Monday, October 29, 2018, and continue to be exercisable for one year after the exercise date at a per share exercise price of $1.00.

Zion has provided more information on the Unit Program on its website: https://www.zionoil.com/dspp.

Zion’s Administrative Update:

As we previously disclosed, the Securities and Exchange Commission (“SEC”) first informed Zion of a non-public, fact-finding inquiry by subpoena for production of documents received on June 21, 2018, before which Zion had no formal or informal communication with the SEC regarding this matter. The SEC has asserted no accusation of wrongdoing nor have they expressed any negative opinion of any person within Zion. Zion continues to fully cooperate with and work with the SEC in the provision of requested information.

Following Zion’s disclosure of the SEC investigation, Zion became aware of a number of law firms who allege they are investigating Zion’s compliance with federal securities laws and are soliciting clients. To our knowledge, only one lawsuit has been actually filed in federal district court, but to date, Zion has not been served with formal notice of litigation. We believe these claims are frivolous and without merit, and we will wage a vigorous defense.

Zion is dedicated to exploring for oil and gas onshore Israel and is 100% focused on its Megiddo-Jezreel License, a large area south and west of the Sea of Galilee that includes the Jezreel and Megiddo valleys. This license gives Zion the exclusive right to explore in an area of approximately 99,000 acres that appears to possess the key geologic ingredients of an active petroleum system with significant exploration potential. Zion’s latest information on ongoing operations can be found on their website: https://www.zionoil.com/updates

Zion Oil & Gas, Inc. has filed with the SEC a registration statement (including a prospectus) for the unit program under the DSPP to which this communication relates. That prospectus and other documents the Company has filed with the SEC may be obtained at no charge (free) by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will send you the prospectus upon request by calling toll free 888-891-9466. Direct links to the SEC location, or to the documents in PDF, may be found on Zion’s home page at www.zionoil.com.

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled or tested, the presence or recoverability of hydrocarbons, operational risks in testing and well completion, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:
Zion Oil & Gas, Inc.
12655 North Central Expressway, Suite 1000
Dallas, TX 75243
Andrew Summey:
Telephone: 214-221-4610
Email: info@zionoil.com
www.zionoil.com